Mueller Industries, Inc. Reports Third Quarter 2025 Earnings

COLLIERVILLE, Tenn., October 21, 2025 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the third quarter of 2025. Comparisons are to the third quarter of 2024.
•Net Income of $208.1 million versus $168.7 million
•Operating Income of $276.1 million versus $206.7 million
•Net Sales of $1.08 billion versus $997.8 million
•Diluted EPS of $1.88 versus $1.48

Third Quarter Financial and Operating Highlights:
•COMEX copper averaged $4.83 per pound during the quarter, which represents a 14.3 percent increase over the prior period.
•The quarter over quarter increase in net sales was primarily attributable to higher selling prices related to a rise in raw material costs, as well as improved sales performance in certain of our businesses.
•Earnings before taxes included an $11.9 million gain on the sale of assets, and a $4.9 million gain in connection with an ongoing insurance claim. These gains were offset by a $4.8 million expense related to our withdrawal from a multiemployer pension plan, and $2.0 million of impairment charges.
•The effective income tax rate was 26 percent compared to 23 percent in the prior year period. The annualized effective tax rate for fiscal year 2025 is expected to be consistent with the prior year rate of 25 percent.
•Net cash generated from operations was $310.1 million.
•Our cash balance was $1.3 billion at quarter end, and we have no debt. Our current ratio remains strong at 4.8 to 1.

Regarding the quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “Softness in residential construction, combined with an influx of imported products ahead of escalating tariffs, exerted downward pressure on unit volumes in several of our businesses. Amidst these challenges, our team once again delivered an excellent quarter.

Looking forward, we are highly optimistic about our business. Our plants operate most effectively when fully loaded. Given our additional capacity, we therefore expect to benefit from even greater production efficiencies when demand rebounds. As for heightened tariffs, we maintain our belief that they will ultimately benefit our business as we manufacture just a small percentage of our products overseas for importation into the U.S. market. Nonetheless, we have accelerated plans to increase our manufacturing capabilities in the U.S., onshore some of our own manufacturing and otherwise enhance our ability to respond to growing calls for domestically produced products.”

He added, “We have an excellent balance sheet and solid cash generating businesses. We will continue to operate with a long-term focus, and to pursue growth and expansion opportunities with care and patience.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; electrical transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net sales	$1,077,824	$997,831	$3,216,162	$2,845,230

Cost of goods sold	738,148	722,469	2,251,527	2,056,162
Depreciation and amortization	16,607	11,710	51,635	30,897
Selling, general, and administrative expense	61,657	59,619	192,238	161,993
Gain on disposal of assets, net	(11,852)	(2,667)	(26,654)	(3,953)
Asset impairments	2,018	—	2,018	—
Gain on insurance proceeds	(4,869)	—	(41,147)	—

Operating income	276,115	206,700	786,545	600,131

Interest expense	(6)	(113)	(48)	(335)
Interest income	10,822	11,145	28,945	42,773
Realized and unrealized (losses) gains on short-term investments	(2,277)	164	5,925	529
Pension plan termination expense	(4,830)	—	(4,830)	—
Other income (expense), net	627	(122)	(423)	(848)

Income before income taxes	280,451	217,774	816,114	642,250

Income tax expense	(73,904)	(49,188)	(204,236)	(159,406)
Income (loss) from unconsolidated affiliates, net of foreign tax	3,701	3,197	6,140	(5,905)

Consolidated net income	210,248	171,783	618,018	476,939

Net income attributable to noncontrolling interests	(2,125)	(3,084)	(6,539)	(9,712)

Net income attributable to Mueller Industries, Inc.	$208,123	$168,699	$611,479	$467,227

Weighted average shares for basic earnings per share	109,114	111,363	109,533	111,332
Effect of dilutive stock-based awards	1,816	2,412	2,115	2,635

Adjusted weighted average shares for diluted earnings per share	110,930	113,775	111,648	113,967

Basic earnings per share	$1.91	$1.51	$5.58	$4.20

Diluted earnings per share	$1.88	$1.48	$5.48	$4.10

Dividends per share	$0.25	$0.20	$0.75	$0.60

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands)	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Summary Segment Data:

Net sales:
Piping Systems Segment	$718,404	$653,884	$2,101,562	$1,932,521
Industrial Metals Segment	248,939	238,014	771,450	589,422
Climate Segment	126,665	128,482	387,287	375,824
Elimination of intersegment sales	(16,184)	(22,549)	(44,137)	(52,537)

Net sales	$1,077,824	$997,831	$3,216,162	$2,845,230

Operating income:
Piping Systems Segment	$216,159	$163,601	$624,619	$468,539
Industrial Metals Segment	30,928	24,197	91,622	78,161
Climate Segment	38,900	40,768	117,152	112,336
Unallocated income (expenses)	(9,872)	(21,866)	(46,848)	(58,905)

Operating income	$276,115	$206,700	$786,545	$600,131

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	September 27, 2025	December 28, 2024
ASSETS
Cash and cash equivalents	$1,261,130	$1,037,229
Short-term investments	54,432	21,874
Accounts receivable, net	556,632	450,113
Inventories	510,012	462,279
Other current assets	45,938	40,734

Total current assets	2,428,144	2,012,229

Property, plant, and equipment, net	530,702	515,131
Operating lease right-of-use assets	28,616	32,702
Other assets	708,861	730,844

Total assets	$3,696,323	$3,290,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$—	$1,094
Accounts payable	187,561	173,743
Current portion of operating lease liabilities	8,387	8,117
Other current liabilities	307,298	215,033

Total current liabilities	503,246	397,987

Pension and postretirement liabilities	8,789	11,199
Environmental reserves	15,147	15,423
Deferred income taxes	37,878	25,742
Noncurrent operating lease liabilities	20,555	24,547
Other noncurrent liabilities	15,126	11,600

Total liabilities	600,741	486,498

Total Mueller Industries, Inc. stockholders’ equity	3,069,931	2,773,165
Noncontrolling interests	25,651	31,243

Total equity	3,095,582	2,804,408

Total liabilities and equity	$3,696,323	$3,290,906

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 27, 2025	September 28, 2024

Cash flows from operating activities
Consolidated net income	$618,018	$476,939
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	51,635	31,140
Stock-based compensation expense	20,328	19,956
Provision for doubtful accounts receivable	67	(262)
(Income) loss from unconsolidated affiliates	(6,140)	5,905
Dividends from unconsolidated affiliates	5,440	4,130
Insurance proceeds - noncapital related	15,469	15,000
Gain on disposals of properties	(26,654)	(3,953)
Unrealized gains on short-term investments	(5,925)	(164)
Gain on sales of securities	—	(365)
Impairment charges	2,018	—
Gain on insurance proceeds	(41,147)	—
Deferred income tax expense	10,627	1,837
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(100,830)	(99,281)
Inventories	(40,669)	34,027
Other assets	(8,756)	(3,175)
Current liabilities	120,796	25,303
Other liabilities	286	(2,467)
Other, net	(330)	1,217

Net cash provided by operating activities	$614,233	$505,787

Cash flows from investing activities
Capital expenditures	$(48,982)	$(51,288)
Acquisition of businesses, net of cash acquired	—	(602,692)
Investments in unconsolidated affiliates	—	(8,700)
Insurance proceeds - capital related	4,531	—
Purchase of short-term investments	(26,633)	(4,285)
Purchase of long-term investments	(781)	(7,976)
Proceeds from the sale of securities	—	98,465
Issuance of notes receivable with unconsolidated affiliates	—	(3,800)
Proceeds from sales of properties	38,478	9,026
Investment received from noncontrolling interests	600	—

Net cash used in investing activities	$(32,787)	$(571,250)

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 27, 2025	September 28, 2024

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	$(81,723)	$(66,796)
Repurchase of common stock	(243,615)	(48,681)
Repayments of debt	(185)	(167)
Issuance of debt by consolidated joint ventures, net	—	144
Net cash used to settle stock-based awards	(29,528)	(22,946)
Dividends paid to noncontrolling interests	(12,240)	—

Net cash used in financing activities	$(367,291)	$(138,446)

Effect of exchange rate changes on cash	9,836	(4,709)

Increase (decrease) in cash, cash equivalents, and restricted cash	223,991	(208,618)
Cash, cash equivalents, and restricted cash at the beginning of the period	1,038,895	1,174,223

Cash, cash equivalents, and restricted cash at the end of the period	$1,262,886	$965,605